Exhibit 99.1

PRESS RELEASE

SenoRx Reports Third Quarter 2007 Results

Continued Strong Growth in Revenue and Gross Margin

ALISO VIEJO, Calif., November 13 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its third quarter ended September 30, 2007. Revenue for the quarter increased 44.9 percent to $8.9 million, compared with $6.1 million in the third quarter of 2006. Gross profit increased 88.0 percent to $5.4 million, or 60.1 percent of revenue, up from $2.8 million, or 46.3 percent of revenue, in the third quarter of 2006.

SenoRx reported an operating loss for the third quarter of $1.8 million, an improvement of 28.8 percent compared with $2.5 million in the same period last year. The operating loss for the quarter included additional administrative expenses of approximately $338,000 incurred during the period associated with being a public company and stock-based compensation expense of $655,000, compared with $289,000 in the third quarter of 2006.

Net loss for the third quarter of 2007 declined 37.2 percent to $1.7 million or 10 cents per share, compared to $2.7 million or $1.15 per share for the third quarter of 2006. Contributing to the reduction in net loss for the third quarter was a significant swing to net interest income from net interest expense resulting from the IPO proceeds.

“We are pleased to report another strong quarter for SenoRx. Revenues continued to grow strongly, led by a 44.9 percent increase in biopsy disposable revenues over the same period year ago. Also contributing to the revenue increase were new incremental commercial sales of our new Contura™ Multi-Lumen Balloon (MLB), as well as a significant increase in biopsy capital revenue for the third quarter,” said Lloyd Malchow, SenoRx President and Chief Executive Officer. “We also continued to expand our gross margin, which showed significant improvement over the third quarter last year, and continued the positive sequential trend we have been achieving during 2007. Continued growth in the installed base of EnCor systems, favorable product sales mix, improved leverage of our manufacturing overhead across increased sales volume, and continued cost reduction as we transition certain component manufacturing to low-cost FDA-approved suppliers, all contributed to the improvement in gross margin.”

For the first nine months of 2007, SenoRx revenues increased 35.1 percent to $24.7 million, compared with $18.3 million for the same period in 2006. Gross profit grew 59.5 percent to $14.1 million from $8.9 million in the first nine months of last year. Net loss for the first nine months of 2007 decreased to $5.9 million compared with $11.5 million for the same period a year ago.

2007 Outlook

SenoRx is encouraged by the continued positive progress towards it financial performance objectives over the first nine months of 2007, and remains focused on executing its strategic plan. With the company’s current product offering, including regulatory approval of the Contura MLB and most recently SenoSonix™, an integrated breast biopsy system with state-of-the-art ultrasound imaging, the company believes it is well positioned to become a leader in both the diagnostic and therapeutic breast care market. Based on the current outlook, SenoRx management has narrowed its guidance for full-year 2007 revenues to $34 to $35 million.

In addition, SenoRx has determined to use a portion of its IPO cash proceeds to retire the 2006 subordinated note prior to year end. The subordinated note bears an interest rate of 11.5 percent per annum and does not carry a prepayment penalty. Retirement of the subordinated note will result in an approximate use of cash in the amount of $10.4 million representing the principal balance and accrued unpaid interest. The company estimates the retirement of the subordinated note will result in a non-cash charge to non-operating expense of approximately $1.3 million in the fourth quarter of 2007, representing the unamortized debt issuance and debt discount costs which would have otherwise been charged to interest expense over the term of the subordinated note. The company intends to continue maintaining a credit facility on a going forward basis.

2008 Outlook

SenoRx management is currently conducting its annual strategic plan and expects to provide revenue guidance for 2008 by calendar year end 2007, following approval by management and the Board of Directors.

Conference Call

SenoRx will host a conference call at 2:00 p.m. Pacific Standard Time on Tuesday, November 13. The conference call can be accessed by calling (888)230-6285 or via the company’s website www.senorx.com.

About SenoRx

SenoRx (NASDAQ: SENO), which completed its initial public offering of common stock in April 2007, develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis of breast cancer. SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada. With 18 products that have already received FDA 510(k) clearance across the continuum of breast care, SenoRx is developing additional minimally invasive products for diagnosis and treatment of breast cancer. For more information, visit the company’s website at

www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning SenoRx’s financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx’s actual results to differ materially from the statements contained herein. SenoRx’s third quarter September 30, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx’s business and its financial results are detailed in its prospectus dated March 29, 2007 and its most recent quarterly report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SENORX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$29,136,338	$7,412,986
Short-term investments	13,068,123	—
Accounts receivable, net of allowance for doubtful accounts of $113,169 and $120,000, respectively	5,338,554	4,241,307
Inventory	5,920,860	4,988,695
Prepaid expenses and deposits	691,797	220,659

Total current assets	54,155,672	16,863,647
Property and equipment, net	1,066,060	1,100,599
Other assets, net of accumulated depreciation of $442,956, and $539,602, respectively	539,899	2,017,079

TOTAL	$55,761,631	$19,981,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,622,402	$4,122,477
Accrued expenses, including accrued employee compensation of $786,914 and $507,829, respectively	2,801,971	2,109,226
Deferred revenue—current	66,850	36,050
Current portion of long-term debt	4,883,797	3,209,621

Total current liabilities	9,375,020	9,477,374
Long-term debt—less current portion	8,837,553	10,596,147
Warrant liability	—	1,529,250

Total long-term liabilities	8,837,553	12,125,397
Convertible promissory notes (at fair value)	—	11,960,000
Commitments and contingencies (Note 12)
Stockholders’ Equity (Deficit):
Series A convertible preferred stock—$1.00 par value; 3,000,000 shares authorized, issued and outstanding (2006) (aggregate liquidation value of $3,000,000)	—	3,000,000
Series B convertible preferred stock—$2.50 par value; 3,532,040 shares authorized; 3,523,040 issued and outstanding (2006) (aggregate liquidation value of $8,807,600)	—	8,807,600
Series C convertible preferred stock—$1.96 par value; 19,500,000 shares authorized; 17,861,899 (2006) issued and outstanding (aggregate liquidation value of $35,009,323)	—	35,009,323
Common stock, $0.001 par value—100,000,000 shares authorized; 17,107,635 (2007) and 2,371,002 (2006) issued and outstanding	17,108	2,371
Additional paid-in capital	109,006,086	5,262,394
Deferred compensation	(2,662)	(126,658)
Accumulated deficit	(71,471,474)	(65,536,476)

Total stockholders’ equity (deficit)	37,549,058	(13,581,446)

TOTAL	$55,761,631	$19,981,325

SENORX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues	$8,906,086	$6,147,677	$24,727,447	$18,309,700
Cost of goods sold	3,555,638	3,301,367	10,582,993	9,441,656

Gross profit	5,350,448	2,846,310	14,144,454	8,868,044
Operating expenses:
Selling and marketing	4,354,056	3,588,887	13,085,547	10,688,447
Research and development	1,580,130	1,423,762	4,694,999	3,866,133
General and administrative	1,205,515	345,777	3,092,703	1,504,932

Total operating expenses	7,139,701	5,358,426	20,873,249	16,059,512

Loss from operations	(1,789,253)	(2,512,116)	(6,728,795)	(7,191,468)
Interest expense	452,670	231,017	1,379,405	612,256
Change in fair value of convertible promissory notes and warrant valuation	—	—	(990,875)	3,820,000
Interest Income	(551,288)	(55,262)	(1,182,327)	(115,970)

Loss before provision for income taxes	(1,690,635)	(2,687,871)	(5,934,998)	(11,507,754)
Provision for income taxes	—	3,000	—	8,000

Net loss	$(1,690,635)	$(2,690,871)	$(5,934,998)	$(11,515,754)

Net loss per share-basic and diluted	$(0.10)	$(1.15)	$(0.50)	$(4.98)

Weighted average shares outstanding-basic and diluted	17,076,002	2,331,054	11,973,240	2,313,663

REVENUE BY PRODUCT CLASS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Biopsy disposable products	$3,945,941	$2,723,793	$11,487,122	$7,667,470
Biopsy capital equipment products	1,029,065	294,494	2,130,294	1,019,958
Diagnostic adjunct products	3,744,039	3,129,390	10,897,893	9,622,272
Therapeutic disposables	187,041	—	212,138	—

Total	$8,906,086	$6,147,677	$24,727,447	$18,309,700

CONTACT:	SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132